UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2009

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio	45241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sale of Equity Securities

On May 28, 2009, in a private placement exempt from registration under Section 4(2) and Regulation D of the Securities Act of 1933, as amended, the Company sold for cash 225 Provider Preferred Shares – 2009 Series for $647.51 per share for an aggregate consideration of $145,689.75. Pursuant to the terms of the Provider Preferred Shares – 2009 Series, the offering price per share was determined based on the book value of the shares at the prior month end. The private placement is being made (i) solely to the Company’s participating dentists and retired participating dentists with the assistance of a placement agent, (ii) pursuant to a Confidential Private Placement Memorandum, which incorporates, among other things, the Company’s Form 10-K and most recent periodic reports, and (iii) only to participating dentists in the Company’s dental plans or retired participating dentists who already own at least a total of twelve (12) Company Class A and Class B Common Shares. In addition, the Company will sell securities in the private placement only to those eligible persons who meet the suitability standards necessary to comply with Rule 506 of Regulation D and will require potential investors to make representations in a subscription agreement as to their accredited investor status and/or financial sophistication. Our placement agent will be paid a placement fee equal to 7% of all proceeds and will receive $10,198.28 related to this sale of 225 Provider Preferred Shares – 2009 Series.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: June 3, 2009	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer